Subsidiaries of the Registrant
                            ------------------------------


         Channel Financial Services, Inc.

         Merisel Americas, Inc.

         Channel Software Solutions, Inc.

         Merisel CCR, Inc.

         Merisel Properties, Inc.

         Optisel, Inc.

         Bynum Investments, Inc.

         Pendroy Capital, Inc.

         RKM Partners, Inc.